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                                                                    Exhibit 23.1


                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors of Bradley Real Estate, Inc. and
 Unit Holders of Bradley Operating Limited Partnership:

We consent to the use of our report dated April 9, 1998 related to the statement of revenues and certain expenses of Redford Plaza for the year ended
December 31, 1997, our report dated May 7, 1998 related to the statement of revenues and certain expenses of Courtyard Shopping Center for the year ended December 31, 1997 and our report dated May 7, 1998 related to the combined statement of revenues and certain expenses of Camelot Shopping Center and Plainview Village for the year ended December 31, 1997, incorporated by reference in the registration statement (No. 333-51675) on Form S-3 filed by Bradley Operating Limited Partnership.



Chicago, Illinois                                KPMG Peat Marwick LLP
May 12, 1998